Exhibit 99.1

FOR IMMEDIATE RELEASE

Stephen Cohen – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(347) 489-6602	(702) 407-6407

Caesars Entertainment Operating Co. Commences Voluntary Chapter 11 Reorganization

to Implement Previously Announced Financial Restructuring Plan

Restructuring Agreement Supported by More than 80% of First-Lien Noteholders

All Properties Open for Business and Operating Normally

Caesars Entertainment, Caesars Acquisition Company and Caesars Entertainment Resort Properties Not Part of the Filing

LAS VEGAS, January 15, 2015 — Caesars Entertainment Operating Company, Inc. (“CEOC”), a subsidiary of Caesars Entertainment Corporation (“Caesars Entertainment”) (Nasdaq: CZR), today announced that it is moving forward to implement its previously announced financial restructuring plan. The plan, which has received support from more than 80% of first-lien noteholders, is intended to significantly reduce long-term debt and annual interest payments, while providing for significant recoveries for creditors and ensuring no interruption of operations across the company’s network of properties.

To implement the balance sheet deleveraging, CEOC and certain of its U.S. subsidiaries have voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois in Chicago. All Caesars Entertainment properties, including those owned by CEOC, are open for business and are continuing to operate in the ordinary course. All properties are continuing to host meetings and events and provide the facilities, amenities and experiences that guests expect. The entertainers who perform at Caesars properties will continue to do so on their ordinary schedule. Caesars Entertainment, Caesars Entertainment Resort Properties and Caesars Growth Partners, which are separate entities with independent capital structures, have not filed for bankruptcy relief.

“Today, with the overwhelming support of our first-lien bondholders, we are moving forward to implement our previously announced restructuring plan, which is intended to strengthen CEOC’s financial condition and significantly reduce debt,” said Gary Loveman, Chairman of CEOC. “We believe this restructuring is in the best interests of all of CEOC’s stakeholders and will result in a sustainable capital structure for CEOC and value creation for all stakeholders. The restructuring of CEOC is the culmination of a years-long effort to improve the health of CEOC’s balance sheet, which has included substantial investment in new and upgraded assets, especially in Las Vegas. I am very confident in the future prospects of our enterprise, which will combine an improved capital structure with a network of profitable properties.”

Loveman added: “The properties across the entire Caesars Entertainment network are open and will operate without interruption throughout CEOC’s reorganization process. Our guests will continue to earn benefits through the Total Rewards loyalty program, and our team remains entirely focused on delivering the same outstanding service and unforgettable entertainment experiences guests have come to expect from Caesars Entertainment. Going forward, we will continue to develop and deliver new, innovative hospitality experiences to our guests.”

CEOC has filed, and expects to obtain approval for, various customary First Day Motions in the bankruptcy court in support of its financial restructuring. CEOC intends to pay suppliers in full under normal terms for goods and services provided on or after the filing date of January 15, 2015. Vendors and suppliers who work with affiliated entities that have not filed Chapter 11 petitions, including Caesars Entertainment, Caesars Growth Partners and Caesars Entertainment Resort Properties, will not be impacted.

Restructuring Details

As previously disclosed, under the terms of the proposed financial restructuring, CEOC will convert its corporate structure by separating virtually all of its U.S.-based gaming operating assets and real property assets into two companies: an operating entity (“OpCo”) and a newly formed, publicly-traded real estate investment trust (“REIT”) that will directly or indirectly own a newly formed property company (“PropCo”).

The proposed transactions would reduce CEOC’s debt by approximately $10 billion, providing for the exchange of approximately $18.4 billion of outstanding debt for $8.6 billion of new debt. Annual interest expense would be reduced by approximately 75%, from approximately $1.7 billion to approximately $450 million. PropCo would lease its real property assets to OpCo in exchange for annual lease payments of $635 million, subject to certain adjustments, with the lease payments guaranteed by Caesars Entertainment.

Under the proposed plan, Caesars Entertainment will make substantial cash and other contributions to support the restructuring. The completion of the previously announced merger of Caesars Entertainment and Caesars Acquisition Company will allow Caesars Entertainment to make these contributions without the need for any significant outside financing. The merged company will be in a strong position to serve as a guarantor for the lease payments OpCo will make to PropCo. Following the merger and the restructuring, OpCo will have sufficient cash to support its operations and obligations.

The restructuring is conditioned upon the release of all pending and potential litigation claims against Caesars Entertainment, Caesars Acquisition Company and related parties. The proposed restructuring plan remains subject to approval by the Bankruptcy Court and the receipt of required gaming regulatory approvals.

Chief Restructuring Officer Appointed

Randall S. Eisenberg, a managing director at AlixPartners, has been named Chief Restructuring Officer of CEOC. In this role, Eisenberg will oversee the Chapter 11 cases and implementation of the restructuring transactions at the operational level.

CEOC’s legal advisor for the Chapter 11 proceedings is Kirkland & Ellis LLP. Perella Weinberg Partners serves as financial advisor to CEOC and AlixPartners is restructuring advisor. Paul, Weiss, Rifkind, Wharton & Garrison LLP is counsel to Caesars Entertainment and Blackstone Advisory Partners, LP is financial advisor to Caesars Entertainment.

CEOC has established a dedicated website, www.ceocrestructuring.com, for stakeholders to access current information about the restructuring. Court documents pertaining to the Chapter 11 proceedings can be accessed directly through the Claims Agent website, http://cases.primeclerk.com/ceoc. Suppliers with inquiries can call 844-762-0752 (weekdays, from 6 a.m. to 6 p.m. Pacific Time) for assistance.

About Caesars Entertainment Operating Company Inc.

Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority owned subsidiary of Caesars Entertainment Corporation, provides casino entertainment services and owns, operates or manages 44 gaming and resort properties in 13 states of the United States and in five countries primarily under the Caesars, Harrah’s and Horseshoe brand names. CEOC is focused on building customer loyalty through providing its guests with a combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership as well as all the advantages of the Total Rewards program. CEOC also is committed to environmental sustainability and energy conservation, and recognizes the importance of being a responsible steward of the environment.

About Caesars Entertainment

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Information

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “expect,” “believe,” “would,” “estimate,” “continue,” or “future,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the proposed restructuring of CEOC and future outcomes. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the ability to retain key employees during CEOC’s restructuring;

•	the effects of CEOC’s bankruptcy filing on Caesars Entertainment and its subsidiaries and affiliates, and the interests of various creditors, equity holders and other constituents;

•	the event that the restructuring of CEOC may not be consummated in accordance with its terms, or persons not party to the agreement described in this release may successfully challenge the implementation thereof;

•	the effects of the bankruptcy court rulings in the Chapter 11 case and the outcome of such cases in general;

•	the length of time CEOC will operate in the Chapter 11 cases or CEOC’s ability to comply with the milestones provided by the restructuring support agreement;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate its restructuring plan as contemplated by the restructuring support agreement;

•	the potential adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•	the impact of CEOC’s substantial indebtedness and the restrictions in CEOC’s debt agreements that might limit CEOC’s ability to negotiate and complete its restructuring;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that may be brought against Caesars Entertainment and CEOC by certain creditors, some of whom have notified Caesars Entertainment and CEOC of their objection to various transactions undertaken by Caesars Entertainment and CEOC in 2013 and 2014;

•	CEOC’s significant liquidity requirements and substantial levels of indebtedness;

•	increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates in connection with CEOC’s restructuring;

•	economic, business, competitive, and/or regulatory factors affecting the businesses of Caesars Entertainment and its subsidiaries generally;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	access to insurance on reasonable terms for Caesars Entertainment and CEOC’s assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.

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